Exhibit 10.5

Certain confidential information contained in this document, marked by brackets and asterisk ([***]), has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because the Company customarily and actually treats such information as private or confidential and the omitted information is not material.

Date: October 20, 2022

Client Name:	Silentium Ltd. (hereinafter: “the Borrower” or “the Company”)
Company No. 512491143

Address:	5 Golda Meir St., Ness Ziona

Account No.:	[***] at the Rehovot Science Park Branch (132) (hereinafter: “the Borrower’s Account”)

To: Mizrahi Tefahot Bank Ltd. (hereinafter: “the Bank”)

Dear Sir/Madam,

Re: Loan Agreement

We hereby set forth in writing the terms agreed upon between us regarding the long-term loans that you will make available to the Company in accordance with the provisions of this Agreement. In addition to the provisions of this Agreement, the terms of the long-term loans (hereinafter collectively: “the Credit” or “the Loans”) shall be in accordance with and subject to the “Application for Opening an Account” and/or “Account Changes” as well as the “Account Management Booklet” and the “Business Borrower Credit Booklet,” including all their appendices and amendments, which we have entered into with the Bank, and subject to any specific credit/loan agreement that we have entered into and/or will enter into with the Bank (hereinafter collectively: “Credit Documents”) and all provisions set forth in the Credit Documents, with all their terms, shall apply and be binding with respect to the credit line and the credit.

1.	The Credit:

1.1.	Loan Amount: US$4,000,000

The disbursement of the loans is conditional upon the fulfillment of all the conditions precedent set forth in Sections 1.2 and 4 below (hereinafter: “Additional Conditions”) and subject to the Bank’s execution of this Agreement.

1.2.	The Loans:

1.2.1.	The first loan in the amount of US$2,000,000 (hereinafter: “the First Loan”) shall be available for drawdown until November 15, 2022.

1.2.2.	A second loan in the amount of US$1,000,000 (hereinafter: “the Second Loan”) shall be available for drawdown until March 31, 2023.

Conditions for the Second Loan (in addition to the fulfillment of the Additional Conditions, as defined above) - Vehicles from one of the following brands: [***], [***], equipped with the system developed by the Borrower (hereinafter: “the Second Manufacturing Agreement”), have been sold as of November 15, 2022.

The borrower shall provide the bank with satisfactory evidence regarding the fulfillment of this condition.

1.2.3.	A third loan in the amount of US$1,000,000 (hereinafter: “the Third Loan”) shall be available for drawdown until June 30, 2023.

Conditions for the Third Loan (in addition to the fulfillment of the Additional Conditions, as defined above) - Vehicles—both [***] and [***]—equipped with the system developed by the Borrower have been sold.

The borrower shall provide the bank with satisfactory evidence regarding the fulfillment of this condition.

1.2.4.	Repayment of the principal of each loan - The principal of each long-term loan shall be repaid in 30 consecutive and equal monthly installments beginning 180 days from the date the loan was disbursed (as applicable).

1.2.5.	Interest - Each long-term loan will bear annual interest at a rate equal to the monthly Term SOFR plus 7.5% and will be paid monthly, beginning at the end of the month following the date on which each loan is disbursed.

"SOFR" - the interest rate known at 8:00 a.m. Israel time, on each day (and on a non-business day in Israel: at 8:00 a.m. Israel time on the preceding business day), which is paid for a one-day loan backed by a U.S. Treasury bill, as published by the New York Fed, as defined from time to time by the ISDA (International Swaps and Derivatives Association) and available at the following link:

https://www.isda.org/2020/05/11/benchmark-reform-and-transition-from-libor/#consultations

"TERM-SOFR" – The interest rate for the interest period, as published two banking business days prior to the start of each interest period, based on the SOFR rate for periods of one month, three months, six months, and one year, as published by the CME Group at the following link:

https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html

1.2.6.	The borrower shall notify the Bank in writing of its intention to draw down any loan no later than three (3) business days prior to the date of execution of any loan. The Bank shall prepare for the borrower’s signature the relevant loan agreement, which includes all loan details and the other documents customary at the Bank.

1.3.	Fees

1.3.1.	Commitment Fee – The borrower shall pay a commitment fee at a rate of 1% per annum for the second and third loans. The fee shall be calculated as the product of the relevant loan amount and the above rate, from the date of this agreement’s execution by the Bank until the date of drawdown of the relevant loan. If a relevant loan is not disbursed for any reason by the final date for disbursement of that loan (hereinafter: “the final drawdown date”), the fee will be calculated up to the final drawdown date of that loan. The commitment fee shall be paid on the date the relevant loan is disbursed or on the latest date for disbursement of said loan, if it has not been drawn down.

1.3.2.	Early repayment of the loans will be subject to early repayment fees (whether initiated by the borrower or by the bank). It is clarified that the borrower is entitled to repay the loans in full or in part through early repayment, subject to the payment of early repayment fees, in accordance with the bank’s standard practice.

1.3.3.	The above fees do not replace the bank’s standard fees.

2.	Pre-conditions and General Terms:

All loan disbursements are subject to the fulfillment of all the following conditions (in addition to those specified in Section 1.2 above):

2.1.	The borrower has signed the Bank’s standard credit documents and the relevant documents required for the requested activity and/or credit, and has provided all minutes and attorney’s certifications as customary at the Bank.

2.2.	To secure all of its debts and obligations to the Bank, the Borrower has created and provided the Bank with all of the following collateral, has signed a promissory note and a pledge agreement in the form customary at the Bank for this purpose, and has provided all documents, protocols, and attorney’s certifications as customary at the Bank:

2.2.1.	First-priority fixed liens on the following assets: the Company’s goodwill, fixed assets, intellectual property, the Company’s rights to receive funds from its subsidiaries, from the following companies: [***], [***], [***], and from its customers, its holdings in the subsidiaries, all bills of lading and certificates, securities, documents, and notes, and the borrower’s account;

All as detailed in the promissory note in the form attached as Appendix 2.2.1 to this Agreement.

It is clarified that prior to the signing of this Agreement, the Borrower applied to the National Authority for Technological Innovation (hereinafter: “the Innovation Authority”) for approval regarding the encumbrance of the Borrower’s intellectual property and know-how developed with the support of the Innovation Authority, in accordance with the provisions of the Law for the Encouragement of Research, Development, and Technological Innovation in Industry, 5744-1984, including the regulations thereunder, the provisions and rules of the Innovation Authority, and the terms of the Innovation Authority’s programs.

It is agreed that if, within 90 days from the date of signing this agreement, the Innovation Authority’s approval for the encumbrance in a form acceptable to the Bank is not received, the Bank shall be entitled to demand immediate repayment of the credit

2.2.2.	The borrower’s subsidiaries have signed a letter of undertaking regarding a negative pledge and a leverage restriction, in the form attached as Appendix 2.2.2 to this agreement. It is agreed that this undertaking shall apply to the subsidiaries existing as of the date of execution of this agreement and to any future subsidiary that the borrower may have.

2.2.3.	The Borrower, and any person who has provided and/or will provide an owner’s loan to the Borrower, shall sign (as a condition for providing the owner’s loan) a letter of commitment regarding the subordination of owner’s loans, in the form attached as Appendix 2.2.3 to this Agreement.

2.3.	The Borrower undertakes that a total of US$500,000 shall be deposited at all times in an escrow account held by the Borrower.

2.4.	The Borrower has signed the following documents: 1. A document extending the deadline for exercising the options received by the Bank from the Borrower under the options agreement dated April 1, 2020 (until December 31, 2027) 2. Agreement granting options to the Bank—all in terms to be agreed upon by the parties (hereinafter: “the Options Agreement”). The Borrower has provided, for the purposes of this section, all certifications required by the Bank.

2.5.	No Event of Default, as defined in Section 4.4 below, has occurred.

2.6.	There shall be no legal impediment to the granting of the credit, and the granting of the credit shall not conflict with the provisions of the law and/or the provisions of the Banking Supervisor (including Proper Banking Practice Directive No. 311 “Minimum Capital Ratio” and Directive No. 313 “Limits on the Liabilities of a Borrower and a Group of Borrowers” and/or any other directive that may replace them and/or supersede them), including the fact that it will result in an excess of the liability limits of a borrower and/or a group of borrowers.

If this precondition is not met, and as a result it is not possible to extend the full amount of credit from the credit facility, the terms of the credit facility will be adjusted by mutual agreement between the Bank and us.

3.	Additional Obligations

The borrower undertakes as follows:

3.1.	All payments made to it by the subsidiaries, as well as payments from the borrower’s customers, shall be made exclusively to the borrower’s account, and this account shall be specified on all invoices issued by it.

3.2.	80% of the borrower’s cash balance shall be deposited into the borrower’s account, without prejudice to the provisions of Section 3.3 below.

3.3.	The cash balances held in the borrower’s account shall not fall below an amount equivalent to three months of its operations and, in any event, shall not be less than the amount specified in Section 2.3 above.

It is clarified that nothing in this Agreement or its appendices shall prevent the Company from transferring funds to the Subsidiary for the purpose of financing its ongoing operations as required, provided that the funds transferred do not exceed the funds reasonably required to ensure the Subsidiary’s ongoing operations.

4.	Reports

The Borrower undertakes to provide the Bank with the following reports and statements:

4.1.	No later than June 30 of each calendar year—the Borrower’s annual financial statements immediately upon their signing. If the Borrower publishes additional consolidated or other financial reports in Israel or abroad, whether audited or unaudited, the Borrower shall provide the Bank with copies thereof as soon as possible after their publication

4.2.	The Borrower shall provide the Bank, at the end of each calendar month, with an expense forecast for the three months following the end of that month.

4.3.	In addition, the borrower shall provide the Bank, from time to time as requested by the Bank, with additional information regarding the borrower’s business data and financial condition.

4.4.	The Borrower shall notify the Bank in writing within ten (10) business days after it becomes aware: (a) that a material adverse change has occurred in the Borrower’s condition, resulting from a change in its business, operations, or financial condition; (b) any information that may indicate that the financial statements submitted pursuant to this Agreement are inaccurate or incorrect, and that the information provided to the Bank by the Borrower is no longer accurate in any material respect; (c) any material matter relating to the collateral provided and/or to be provided by the Borrower to secure its obligations to the Bank.

The Borrower undertakes to report to the Bank in writing immediately upon becoming aware of the occurrence of any event of default.

“Annual Financial Statements” – the Borrower’s annual financial statements (consolidated and standalone) prepared in accordance with applicable law and generally accepted accounting principles, including the balance sheet, income statement, cash flow statement, and statement of changes in equity, together with the notes thereto; The annual reports shall be audited by an external auditor in accordance with generally accepted accounting principles, reporting rules, and regulations established and/or to be established from time to time by the Institute of Certified Public Accountants and/or as required by law.

“Event of Default”—any of the events upon the occurrence of which the Bank is entitled to demand immediate repayment of the credit or any portion thereof. For the avoidance of doubt, the granting of a cure period, if granted in relation to an Event of Default, does not postpone the date or occurrence of the Event of Default, and the Event of Default shall be deemed to have occurred as of the occurrence of the circumstances constituting it prior to the expiration of the cure period and regardless of the passage of any other time.

5.	Representations

The Borrower hereby declares and undertakes to the Bank that:

5.1.	All of the Borrower’s obligations under this Agreement are valid, binding, and enforceable against the Borrower.

5.2.	The Borrower’s execution of this Agreement and performance thereof by the Borrower: (1) do not and will not result in a breach by the Borrower of any agreement to which the Borrower is a party and/or confer upon any person or entity a right and/or cause of action to demand immediate repayment of the Borrower’s debts and obligations; and/or (2) do not constitute and will not constitute a breach of and/or a violation of any provision of law; and/or (3) do not cause and will not cause a breach of any license and/or permit held by the Borrower.

5.3.	As of the date of execution of this Agreement, no event of default or any event has occurred which, upon the passage of a period of time or upon the giving of notice, or both, would constitute an event of default.

5.4.	As of the date of execution of this Agreement: (a) there are no legal proceedings, claims, arbitrations, disputes, or administrative proceedings pending against the Borrower, and to the best of the Borrower’s knowledge, no such proceedings are anticipated against it; (b) no petition for the appointment of a receiver and/or liquidator has been filed against it, and no order has been issued against it in this regard, and to the best of its knowledge, no such petition or order is expected to be filed or issued against it; and (c) it has not received a resolution regarding voluntary liquidation.

5.5.	The borrower’s audited financial statements as of December 31, 2021 (hereinafter in this section: “the Financial Statements”), were prepared in accordance with generally accepted accounting principles and give a true, fair, complete, and accurate view of the Borrower’s financial position, assets, liabilities, and obligations for the period to which they relate.

From the date to which the financial statements relate until the date of execution of this Agreement, the Borrower’s business has been conducted in the ordinary course of business, and no event has occurred that would materially adversely affect the Borrower’s business and/or financial condition and/or its assets and/or liabilities and/or obligations and/or the borrower’s equity.

5.6.	The Borrower has not taken out any credit and/or issued any guarantees of any kind or type signed by it to any third party, except for commercial guarantees in the ordinary course of business and except as detailed in Appendix 5.6 to this Agreement.

5.7.	The Borrower has timely filed with all relevant tax authorities all reports it is required to file by law, has timely paid all taxes and other payments it is required to pay, or has made an adequate provision in its books in connection therewith in accordance with generally accepted accounting principles. To the best of the Borrower’s knowledge, the Borrower is not expected to have any tax liability other than taxes for which a provision, if any, has been made in accordance with the law in the Borrower’s most recent financial statements.

5.8.	Except as set forth in Schedule 5.8 to this Agreement, the Borrower has not entered into and is not a party to any agreement with any of its interested parties, and there is no agreement, commitment, understanding, oral or written, on any matter between the Borrower and its interested parties and/or entities related to the Borrower and/or its interested parties; no loans of any kind have been extended to them by the Borrower, and no benefit of any kind has been granted to them.

5.9.	All information provided by the Borrower to the Bank is accurate and faithfully reflects the Borrower’s financial condition as of the date of this Agreement. Furthermore, the Borrower is not in possession of any information regarding the Borrower that has not been brought to the Bank’s attention, and which, had it been brought to the Bank’s attention, would have caused the Bank to refrain from extending credit to the Borrower and/or would have caused the Bank not to agree to rely on the collateral to secure the repayment of the credit, or that would in any way limit the ability to realize the collateral, in whole or in part.

6.	Any breach of the obligations set forth in this Agreement shall constitute grounds for calling in the credit, in whole or in part, immediately, and shall preclude the granting of any additional credit. For the avoidance of doubt, the foregoing is in addition to the grounds for immediate repayment of the credit as detailed in the other documents signed and/or to be signed by the borrower.

7.	It is hereby clarified that to ensure the full and accurate discharge of all the Borrower’s debts and obligations to the Bank (including the credit), the Bank shall be entitled to all collateral and guarantees of any kind and type that have been and/or will be provided to the Bank by the Borrower and/or by any third party on its behalf.

8.	This Agreement does not create any obligation on the part of the Bank toward any third party. The Borrower’s rights under this Agreement are not assignable or transferable in any manner.

9.	All appendices to this document constitute an integral part thereof, and all provisions in the appendices are intended to supplement and add to the provisions of this document.

10.	This Agreement shall enter into force subject to its execution by the Borrower and its return to the Bank no later than October 20, 2022, and subject to the Bank’s execution.

11.	In the event of any conflict between the provisions of this Agreement and the provisions of the credit documents, the provisions of this Agreement shall prevail. In all other cases, the provisions of this Agreement and the provisions of the credit documents shall be deemed to be complementary to one another.

12.	The Borrower shall pay the Bank, upon signing this Agreement, a total of US$15,000 for the preparation of the documents. This fee is in addition to the fees applicable to the account.

Sincerely,

Silentium Ltd.

By:	/s/ Yoel Naor

We confirm the foregoing

Bank Mizrahi-Tfahot Ltd.

By:	/s/ Danny Maor

By:	/s/ Shalom Atias